Exhibit  23


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statements of General DataComm Industries, Inc. and Subsidiaries on Form S-3 (File Nos. 333-20569 and 333-43835) and on Form S-8 (File Nos. 2-83701, 2-92929, 33-21027,
33-36351,  33-37266, 33-43050, 33-53150, 33-62716, 33-53201, 33-59573, 333-35299
and 333-57117) of our report dated October 29, 1998, except for Note 15 for which the date is December 31, 1998, on audits of the consolidated financial statements and financial statement schedule of General DataComm Industries, Inc. and Subsidiaries as of September 30, 1998 and 1997 and for the three years ended September 30, 1998, which reports are incorporated in this Annual Report on Form 10-K.


/S/ PricewaterhouseCoopers LLP

Stamford, Connecticut
January 11, 1999